Exhibit 10.08

IDETIC, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of June 25, 2000, by and between Paul Scanlan (“Executive”) and idetic, inc., a Delaware corporation (the “Company”).

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue until terminated pursuant to the terms herein.

2. Duties.

(a) Position. Executive shall be employed as the Company’s VP of Marketing and Sales.

(b) Report. Executive will report to the Chief Executive Officer.

(c) Obligations to the Company. Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof. During the term of Executive’s employment relationship with the Company, Executive further agrees that he will devote all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the affairs of the Company and promotion of its interests, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s President, and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq National Market. Executive will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of Executive’s employment.

3. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. The rights and duties created by this Section 3 may not be modified in any way except by a written agreement executed by Executive and a duly authorized representative of the Company (other than Executive).

4. Compensation. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 4.

(a) Salary. Executive shall receive a monthly salary of $12,5000, which is equivalent to $150,000 on an annualized basis. Executive’s monthly salary will be payable in two equal payments per month pursuant to the Company’s normal payroll practices.

Executive’s salary shall be reviewed on at least an annual basis by the Board or the Company’s Compensation Committee, and any increase will be effective as of the date determined appropriate by the Board or its Compensation Committee, provided that any salary increase made more than one year after the most recent prior salary adjustment effective date (for which purpose the effective date of this agreement will be deemed the first salary adjustment effective date) will be effective not later than the anniversary of the preceding salary adjustment effective date.

(b) Stock Grant. In connection with the commencement of Executive’s employment, the Board of Directors shall grant to Executive the right to purchase 2,738,326.50 shares of the Company’s Common Stock (“Shares”) at a price per share of $.001 per share. This purchase will be made pursuant to the Restricted Stock Purchase Agreement attached hereto as Exhibit A. Subject to the discretion of the Company’s Board of Directors, Executive may be eligible to receive additional grants of purchase rights or stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

(c) Acceleration of Vesting. In addition to the acceleration of vesting provisions of Section 5, the Company’s right of repurchase with respect to the stock purchased by Executive pursuant to subsection 4(b) above (and any securities issued thereon in connection with any stock dividend, stock split or other recapitalization of the Company) shall lapse as set forth in Exhibit A.

(d) Bonuses. Executive shall participate in a bonus plan in accordance with a commercially reasonable plan agreed upon between Executive and the Board of Directors of the Company or the Compensation Committee thereof.

(e) Additional Benefits. Executive will be eligible to participate in the Company’s employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Executive will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.

(f) Reimbursement of Expenses. Executive shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable expenses, provided that such expenses are substantiated in accordance with Company policies.

5. Termination of Employment and Severance Benefits.

(a) Termination of Employment. This Agreement may be terminated upon the occurrence of any of the following events:

(i) The Company’s determination in good faith that it is terminating Executive for Cause (as defined in Section 6 below) (“Termination for Cause”);

(ii) The Company’s determination that it is terminating Executive without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii) The effective date of a written notice sent to the Company from Executive stating that Executive is electing to terminate his or her employment with the Company (“Voluntary Termination”);

(iv) A change in Executive’s status such that a “Constructive Termination” (as defined in Section 5(b)(vi) below) has occurred; or

(v) Following Executive’s death or Disability (as defined in Section 7 below).

(b) Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 5(b):

(i) Voluntary Termination. If Executive’s employment terminates by Voluntary Termination, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(ii) Involuntary Termination. If Executive’s employment is terminated under Section 5(a)(ii) above, then Executive will be entitled to receive payment of severance benefits equal to four (4) months of Executive’s then-current regular monthly salary, plus an additional month of such salary for each full year Executive serves at the Company, up to a cumulative maximum of twelve months. Such payments shall be made ratably over the three months following such termination, according to the Company’s standard payroll schedule. Executive will also be entitled to receive payment on the date of termination of any bonus payable under Section 4. Health insurance benefits with the same coverage provided to Executive prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company’s cost over the Severance Period.

(iii) Constructive Termination. If, following a Corporate Transaction (as defined below), Executive’s employment with the Company or its successor-in-interest is terminated pursuant to a Constructive Termination, then Executive will be entitled to receive the severance benefits set forth in Section 5(b)(ii) above, and the Company’s right of repurchase and vesting restrictions with respect to the Executive’s Securities shall lapse in their entirety.

For purposes of this Agreement, a “Corporate Transaction” shall mean the occurrence of any of the following events: (1) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated; (2) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (3) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

(iv) Termination for Cause. If Executive’s employment is terminated for Cause, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(v) Termination by Reason of Death or Disability. In the event that Executive’s employment with the Company terminates as a result of Executive’s death or Disability

(as defined in Section 7 below), Executive or Executive’s estate or representative will receive all salary and unpaid vacation accrued as of the date of Executive’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, Executive’s estate or representative will receive the amount of Executive’s target bonus for the fiscal year in which the death or Disability occurs to the extent that the bonus has been earned as of the date of Executive’s death or Disability, as determined by the Board of Directors or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year.

(vi) Constructive Termination. “Constructive Termination” shall be deemed to occur if (A)(1) there is a material adverse change in Executive’s position causing such position to be of materially reduced stature or responsibility, (2) a reduction of Executive’s base compensation, or (3) the Company requires Executive to relocate to a facility or location 35 miles or more from the prior location; and (B) within the 60-day period immediately following such material change or reduction Executive elects to terminate his employment voluntarily.

6. Definition of Cause. For purposes of this Agreement, “Cause” for shall mean misconduct, including:

(a) Executive’s misconduct or gross negligence in performance of his or her duties hereunder, including Executive’s refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with the Executive’s position and duties, and such refusal to comply is not remedied within 30 working days after written notice from the Board of Directors, which written notice shall define a commercially reasonable remedy that is acceptable to the Board of Directors and state that failure to remedy such conduct may result in Termination for Cause;

(b) Dishonest or fraudulent conduct, a deliberate attempt to do a material injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including commission of any felony or any crime involving moral turpitude or dishonesty;

(c) Willful and material breach of the Company’s policies;

(d) Intentional and material damage to the Company’s property;

(e) Wrongful disclosure of any trade secrets or other confidential information of the Company; or

(f) Material breach of any element of the Company’s Proprietary Information and Inventions Agreement, including without limitation, Executive’s theft or other misappropriation of the Company’s proprietary information.

7. Definition of Disability. For purposes of this Agreement, “Disability” shall mean that Executive has been unable to perform his or her duties hereunder as the result of his or her incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Executive or to Executive’s legal representative (with such agreement on acceptability not to be unreasonably withheld).

8. Confidentiality Agreement. Executive shall sign, or has signed, a Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Exhibit B. Executive hereby represents and warrants to the Company that he or she has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company.

9. Noncompetition Covenant. Executive hereby agrees that he or she shall not, during the term of his or her employment pursuant to this Agreement and during the time period that he or she is receiving severance benefits from the Company, if any, do any of the following without the prior written consent of the Company’s Board of Directors:

(a) Compete. Carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) which is competitive with the business conducted by the Company (as conducted now or during the term of Executive’s employment), nor engage in any other activities that conflict with Executive’s obligations to the Company.

(b) Solicit Business. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

(c) Solicit Personnel. During the term of this Agreement and for a period of one (1) year thereafter, solicit or influence or attempt to influence any person then employed by the Company to terminate or otherwise cease his employment with the Company or become an employee of any competitor of the Company, although this provision shall not prohibit Executive from conducting general solicitations for employment through newspaper advertisements, job postings on website(s) and other such general, non-targeted means of solicitation. This Section 9(c) is to be read in conjunction with Section [6] of the Confidentiality Agreement executed by Executive.

10. Limitation on Stock Option/Ownership Acceleration Benefits. In the event that any stock option or stock ownership acceleration benefits provided for in this Agreement to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s acceleration benefits under this Agreement shall be payable either:

(a) in full, or

(b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company or Executive otherwise agree in writing, any determination required under this Section 10 shall be made in writing by independent public accountants appointed by Executive and reasonably acceptable to the Company (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the

Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

11. Conflicts. Executive represents that his or her performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Executive further represents that he or she is entering into or has entered into an employment relationship with the Company of his or her own free will and that he or she has not been solicited as an employee in any way by the Company.

12. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(c) Sole Agreement. This Agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the

Agreement shall be enforceable in accordance with its terms.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(h) Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute, which shall be rendered within thirty (30) days after the submission of the claim to arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 13(h) shall not apply to the Confidentiality Agreement.

(i) Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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The parties have executed this Agreement the date first written above.

idetic inc.

By:	/s/ [PHILLIP ALVELDA]

Title:	CEO and Chairman

Address:	[OMITTED]
[OMITTED]

Paul Scanlan:

Signature:	/s/ PAUL SCANLAN

Address:	[OMITTED]
[OMITTED]

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), is made effective as of June 28, 2004, by and between Idetic, Inc., a Delaware corporation (the “Company”), and Paul Scanlan (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive have entered into that certain Employment Agreement dated as of November 16, 2001, effective as of June 25, 2000 (the “Employment Agreement”); and

WHEREAS, the Company and certain investors (the “Investors”) are in the process of closing a Series B Preferred Stock financing round in which the Investors will invest up to $16,000,000 in the Company (the “Financing”); and

WHEREAS, as an inducement to, and a condition of, the closing of the Financing, the Investors have requested that certain provisions of the Employment Agreement be amended;

NOW, THEREFORE, the Company and the Executive agree to amend the Employment Agreement as follows:

AMENDMENTS

1. Contingent upon, and effective as of, the first closing of the Financing, Section 5(b)(vi) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(vi) “Constructive Termination” shall be deemed to occur if (A)(1) there is a material adverse change in Executive’s position (as described in Section 2 above) causing such position to be of materially reduced stature or responsibility (but excluding a reasonable change in Executive’s title solely as a result of an Acquisition or Asset Transfer, as such terms are defined in the Company’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on June 25, 2004 (the “Restated Certificate”); and provided, however, that following any such Acquisition or Asset Transfer, this clause (A)(1) shall apply only with respect to a change in the position assumed by Executive following such Acquisition or Asset Transfer), (2) the Company requests the Executive to perform duties inconsistent with those set forth in Section 2 above, or does not enable the Executive to perform duties consistent with the title specified in Section 2 above (but excluding in both cases a reasonable change in duties to a set of duties that are consistent with Executive’s skill set and expertise as reflected by Executive’s duties and title set forth in Section 2 above solely as a result of an Acquisition or Asset Transfer, as such terms are defined in the Restated Certificate; and provided, however, that following any such Acquisition or Asset Transfer, this clause (A)(2) shall apply only with respect to a change in the duties assumed by Executive following such Acquisition or Asset Transfer), (3) there is any reduction of Executive’s base compensation, (4) the Company requires Executive to relocate to a facility or location twenty-five (25) miles or more from the prior location, or (5) any other circumstance occurs that would constitute Constructive Termination under applicable law; and (B) within one (1) year following such event, Executive elects to terminate his employment voluntarily.”

2. Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect and shall not be modified or altered in any other way pursuant to this Amendment.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

IDETIC, INC.

By:	/s/ PHILLIP ALVELDA
(Signature)
Name:	Phillip Alvelda
Title:	CEO + Chairman

/s/ PAUL SCANLAN
Paul Scanlan